Exhibit 99.1

Clear Channel Outdoor Reports Fourth Quarter and Full Year 2008 Results

SAN ANTONIO--(BUSINESS WIRE)--March 2, 2009--Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for its fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

The Company reported revenues of $785.5 million in the fourth quarter of 2008, a 16% decrease from the $936.7 million reported for the fourth quarter of 2007. Included in the Company’s revenue is a $55.2 million decrease due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, the revenue decline would have been 10%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

Clear Channel Outdoor’s operating expenses increased 1% to $626.3 million during the fourth quarter of 2008 compared to 2007. Included in the Company’s fourth quarter 2008 expenses is a $47.6 million decrease due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 8%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release. Also included in the Company’s fourth quarter 2008 operating expenses is $35.5 million of expenses related to the announced restructuring program and approximately $2.2 million of non-cash compensation expense. This compares to non-cash compensation expense in operating expenses of $3.0 million in the fourth quarter of 2007.

Clear Channel Outdoor’s net loss and diluted loss per share were $3.0 billion and $8.53, respectively, during the fourth quarter of 2008. This compares to net income of $106.6 million or $0.30 per diluted share in the fourth quarter of 2007. Clear Channel Outdoor’s fourth quarter 2008 net loss included an approximate $3.2 billion impairment on goodwill and intangible assets; $35.5 million of expenses associated with the restructuring program and $59.8 million due to the impairment of available-for-sale securities. Excluding these items and considering the tax effects, Clear Channel Outdoor’s fourth quarter 2008 net loss would have been $8.5 million or $0.02 per diluted share. See reconciliation of net income (loss) and diluted earnings per share at the end of this release.

The Company’s OIBDAN was $141.2 million in the fourth quarter of 2008, a 52% decrease from the fourth quarter of 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other (expense) income - net; Equity in earnings of nonconsolidated affiliates; Loss on marketable securities; Interest expense; Other operating income - net; D&A and impairment charges. See reconciliation of OIBDAN to net income at the end of this press release.

Full Year 2008 Results

For the full year, Clear Channel Outdoor reported revenues of $3.29 billion, as compared to revenues of $3.28 billion for the same period in 2007. Included in the Company’s revenue is a $62.6 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue would have declined 2%.

The Company’s operating expenses increased 9% to $2.5 billion during the year compared to 2007. Included in the Company’s 2008 expenses is a $52.1 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 7%. Included in the Company’s 2008 operating expenses is approximately $10.6 million of non-cash compensation expense.

The Company’s net loss was $2.9 billion or $8.03 loss per diluted share for 2008. This compares to net income of $246.0 million or $0.69 per diluted share for 2007. In addition to the items discussed above in the fourth quarter of 2008, which includes the impairment of $3.2 billion on goodwill and intangible assets, the Company’s 2008 net loss included an approximate $75.6 million nontaxable gain, or $0.21 per diluted share, on the divestiture of its 50% interest in Clear Channel Independent, a South African outdoor advertising company. The Company’s 2008 net loss also included an approximate $9.0 million loss or $0.03 per diluted share on the impairment of a nonconsolidated affiliate. Excluding these items and considering the tax effects, Clear Channel Outdoor’s 2008 net income would have been $103.3 million or $0.29 per diluted share. See reconciliation of net income (loss) and diluted earnings per share at the end of this press release.

The Company’s OIBDAN was $741.3 million for the full year of 2008, a 22% decrease from the full year of 2007. See reconciliation of OIBDAN to net income at the end of this press release.

“Our Outdoor business has been hit by the deterioration in the global business environment and specifically the advertising downturn. Despite the top-line decline of our domestic outdoor business, we were encouraged by the growth of our airport, digital and street furniture properties in North America. In addition we had some bright spots around the globe in our international portfolio such as Turkey, Romania and China. We remain focused on working closely with our advertisers and carefully managing our costs. Our portfolio of outdoor assets is at its core a terrific business - providing a true value edge through its geographic footprint, growing digital platform and superior positioning," commented Mark Mays, Chief Executive Officer of Clear Channel Outdoor.

Paul J. Meyer, President and Chief Executive Officer – Americas and Asia/Pacific, commented, “Although the U.S. economic downturn in the fourth quarter negatively impacted virtually all of our domestic markets, we were pleased with the strong growth in revenue and cash flow in our Latin American businesses and the continued solid performance of our digital products, particularly our digital networks. Our restructuring program is designed to ensure that we are positioned to weather the declining advertising demand while at the same ensuring that we have not compromised our ability to respond to the inevitable economic rebound. In addition, during 2008, the company installed 188 digital displays compared to 109 in 2007 for a total of 337 in twenty-six U.S. markets. The Company will monitor its digital deployment plan closely in 2009 and adjust it as appropriate to overall market conditions, but expects to continue to deploy units across its U.S. markets, with a continued emphasis on the top 15 markets.”

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007
	Post-Merger	Pre-Merger		Combined	Pre-Merger
Revenue
Americas	$342,188	$404,839	(15%)	$1,430,258	$1,485,058	(4%)
International	443,337	531,887	(17%)	1,859,029	1,796,778	3%
Consolidated revenue	$785,525	$936,726	(16%)	$3,289,287	$3,281,836	0%

Direct Operating and SG&A Expenses by Division
Americas	$242,063	$222,869		$900,415	$817,011
Less: Non-cash compensation expense	(1,776)	(2,481)		(8,465)	(7,932)
	240,287	220,388	9%	891,950	809,079	10%

International	384,227	398,832		1,588,091	1,455,828
Less: Non-cash compensation expense	(458)	(533)		(2,167)	(1,701)
	383,769	398,299	(4%)	1,585,924	1,454,127	9%

Plus: Non-cash compensation expense	2,234	3,014		10,632	9,633
Consolidated direct operating and SG&A expenses	$626,290	$621,701	1%	$2,488,506	$2,272,839	9%

The Company’s 2008 revenue and direct operating and SG&A expenses decreased approximately $55.2 million and $47.6 million, respectively, from foreign exchange movements during the fourth quarter and increased $62.6 million and $52.1 million, respectively, from foreign exchange movements during the year as compared to the same period of 2007.

OIBDAN
Americas	$101,901	$184,451	(45%)	$538,308	$675,979	(20%)
International	59,568	133,588	(55%)	273,105	342,651	(20%)
Corporate	(20,230)	(20,972)		(70,088)	(65,542)
Consolidated OIBDAN	$141,239	$297,067	(52%)	$741,325	$953,088	(22%)

See reconciliation of OIBDAN to net income at the end of this press release.

Americas

Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.

The Company’s Americas operating expenses increased $83.4 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $6.9 million in severance associated with the Company’s restructuring plan. In addition, expenses increased from increased bad debt expense of $15.5 million.

International

For the full year, revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. The Company acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.

During 2008, operating expenses increased $132.3 million. Included in the increase is approximately $50.7 million related to movements in foreign exchange and $20.1 million related to severance associated with the restructuring plan. The remaining increase in was driven by an increase in site lease expenses.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the fourth quarter and full year of 2008 and 2007:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	Post-Merger	Pre-Merger	Combined	Pre-Merger
Direct operating expense	$1,644	$2,175	$8,057	$6,951
SG&A	590	839	2,575	2,682
Corporate	220	172	957	538
Total share-based payments	$2,454	$3,186	$11,589	$10,171

Current Information and Expectations

The Company has previously provided information regarding its revenue pacings and certain expectations related to 2008 operating results. That information was last provided on May 9, 2008 and has not been updated. The Company is not providing such information in this release and does not anticipate providing this information in the future. The Company will not update or revise any previously disclosed information. Investors are cautioned to no longer rely on such prior information given the passage of time and other reasons discussed in the Company’s reports filed with the SEC. Future results could differ materially than the forward-looking information previously disclosed.

The Company periodically reviews its disclosure practices in the ordinary course of its business and management determined to cease providing this information after taking into consideration a number of factors.

Restructuring Program

On January 20, 2009, CC Media Holdings announced that it had commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, CC Media Holdings eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. It is estimated that approximately 40% of the anticipated cost savings and related charges will be attributable to Clear Channel Outdoor. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, the restructuring program may be modified or terminated in response to economic conditions or otherwise.

As of December 31, 2008 the Company had recognized approximately $35.5 million of expenses related to the restructuring program. These expenses primarily related to severance of approximately $27.8 million and $7.7 million related to professional fees.

Severance Expenses
(In millions)	Three Months Ended December 31,
2008
Americas	$7.7
International	20.1
Total	$27.8

Impairment Charge

The global economic slowdown has adversely affected advertising revenues across the Company’s business in recent months. As a result, the Company performed an interim impairment test as of December 31, 2008 on its indefinite-lived permits and goodwill. The interim impairment test resulted in the Company recognizing a non-cash impairment charge of $722.6 million on its permits and $2.5 billion to reduce its goodwill.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries - Unaudited

The discussion in this release is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented within this release, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007. See reconciliation of combined results below.

(In thousands, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	%	2008	2007	%
	Post-Merger	Pre-Merger	Change	Combined	Pre-Merger	Change
Revenue	$785,525	$936,726	(16%)	$3,289,287	$3,281,836	0%
Direct operating expenses	457,941	477,025		1,882,136	1,734,845
Selling, general and administrative expenses	168,349	144,676		606,370	537,994
Corporate expenses	20,450	21,144		71,045	66,080
Depreciation and amortization	143,698	105,867		472,350	399,483
Impairment charge	3,217,649	—		3,217,649	—
Other operating income – net	3,342	3,114		15,848	11,824
Operating Income (Loss)	(3,219,220)	191,128		(2,944,415)	555,258

Interest expense	43,223	37,695		161,650	157,881
Loss on marketable securities	59,842	—		59,842	—
Equity in earnings (loss) of nonconsolidated affiliates	(1,162)	2,293		68,733	4,402
Other (expense) income – net	13,091	6,302		25,479	10,113
Income (loss) before income taxes and minority interest	(3,310,356)	162,028		(3,071,695)	411,892
Income tax (expense) benefit:
Current	8,077	(29,117)		(27,126)	(111,726)
Deferred	268,932	(18,537)		247,445	(34,915)
Income tax (expense) benefit	277,009	(47,654)		220,319	(146,641)
Minority interest income (expense), net of tax	3,896	(7,781)		293	(19,261)

Net income (loss)	$(3,029,451)	$106,593		$(2,851,083)	$245,990

Diluted net earnings per share	$(8.53)	$.30		$(8.03)	$.69

The information in Table 1 is presented for two periods: post-merger and pre-merger. Preliminary purchase accounting adjustments were pushed down to the opening balance sheet of the Company on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

  The period from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the purchase accounting adjustments related to the merger that were pushed down to the Company.
  The period from January 1 through July 30, 2008 includes the pre-merger period of the Company.
  The 2007 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for the Company. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
  The Company has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These preliminary estimates are subject to refinement until all pertinent information is obtained. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.

Income Taxes

The decrease in current tax expense of $84.6 million for 2008 when compared to 2007 is primarily the result of a decrease in “Income before income taxes and minority interest” of $265.9 million, which excludes the non-tax deductible impairment charge of $3.2 billion recorded in 2008. The deferred tax benefit increased $282.4 million to $247.4 million in 2008 compared to deferred tax expense of $34.9 million in 2007 primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on permits and tax deductible goodwill. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

The Company’s effective tax rate for 2008 was 7.2%. The primary reason for the reduction in the effective tax rate from 2007 was the result of the impairment charge recorded in 2008. In addition, the Company did not record tax benefits on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

(In thousands, except per share data)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31,	Period from January 1 through July 30,	Year Ended December 31,
	2008	2008	2008
Revenue	$1,327,224	$ 1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Corporate expenses	31,681	39,364	71,045
Depreciation and amortization	224,713	247,637	472,350
Impairment charge	3,217,649	—	3,217,649
Other operating income – net	4,870	10,978	15,848
Operating income (loss)	(3,166,177)	221,762	(2,944,415)
Interest expense	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income (expense) – net	12,114	13,365	25,479
Income (loss) before income taxes and minority interest	(3,288,877)	217,182	(3,071,695)
Income tax benefit (expense):
Current	3,045	(30,171)	(27,126)
Deferred	268,850	(21,405)	247,445
Income tax benefit (expense)	271,895	(51,576)	220,319
Minority interest income (expense), net of tax	(1,655)	1,948	293
Net income (loss)	$(3,018,637)	$ 167,554	$(2,851,083)
Basic	$(8.50)	$.47	$(8.03)
Weighted average common shares outstanding – Basic	355,308	355,178	355,233

Diluted	$(8.50)	$.47	$(8.03)
Weighted average common shares outstanding – Diluted	355,308	355,741	355,233

TABLE 2 - Selected Balance Sheet Information - Unaudited

Selected balance sheet information for 2008 and 2007 was:

(In millions)	December 31, 2008	December 31, 2007

Cash	$94.8	$134.9
Due from Clear Channel Communications	$431.6	$265.4
Total Current Assets	$1,554.7	$1,607.1
Net Property, Plant and Equipment	$2,586.7	$2,244.1
Total Assets	$8,050.8	$5,935.6

Current Liabilities (excluding current portion of long-term debt)	$722.3	$834.2
Long-Term Debt (including current portion of long-term debt)	$101.9	$182.0
Debt with Clear Channel Communications	$2,500.0	$2,500.0
Shareholders’ Equity	$3,332.0	$1,982.7

TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the full year of 2008 and 2007 were:

(In millions)	December 31, 2008	December 31, 2007

Non-revenue producing	$85.4	$81.4
Revenue producing	272.9	194.3
Total capital expenditures	$358.3	$275.7

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited

At December 31, 2008, Clear Channel Outdoor had total debt of:

(In millions)	December 31, 2008

Bank Credit Facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility) (a)	$30.0
Debt with Clear Channel Communications	2,500.0
Other Debt	71.9
Total	2,601.9
Cash	94.8
Due from Clear Channel Communications	431.6
Net Debt	$2,075.5

(a) On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

Liquidity and Financial Position

For the year ended December 31, 2008, cash flow from operating activities was $603.6 million, cash flow used by investing activities was $425.8 million, cash flow used by financing activities was $232.8 million, and the effect of exchange rate changes on cash was $15.0 million for a net decrease in cash of $40.1 million.

Leverage, defined as total debt, net of the due from Clear Channel Communications and cash, divided by the trailing 12-month OIBDAN, was 2.8x at December 31, 2008.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income - Net (OIBDAN)

The following tables set forth Clear Channel Outdoor's OIBDAN for the three months and year ended December 31, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income – net; D&A and impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense (iv) OIBDAN to net income and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net and Impairment Charge	OIBDAN

Three Months Ended December 31, 2008
Americas	$47,731	$1,776	$52,394	$—	$101,901
International	(32,194)	458	91,304	—	59,568
Corporate	(20,450)	220	—	—	(20,230)
Impairment charge	(3,217,649)	—	—	3,217,649	—
Other operating income – net	3,342	—	—	(3,342)	—
Consolidated	$(3,219,220)	$2,454	$143,698	$3,214,307	$141,239

Three Months Ended December 31, 2007
Americas	$133,002	$2,481	$48,968	$—	$184,451
International	76,156	533	56,899	—	133,588
Corporate	(21,144)	172	—	—	(20,972)
Other operating income – net	3,114	—	—	(3,114)	—
Consolidated	$191,128	$3,186	$105,867	$(3,114)	$297,067

Year Ended December 31, 2008
Americas	$322,210	$8,465	$207,633	$—	$538,308
International	6,221	2,167	264,717	—	273,105
Corporate	(71,045)	957	—	—	(70,088)
Impairment charge	(3,217,649)	—	—	3,217,649	—
Other operating income – net	15,848	—	—	(15,848)	—
Consolidated	$(2,944,415)	$11,589	$472,350	$3,201,801	$741,325

Year Ended December 31, 2007
Americas	$478,194	$7,932	$189,853	$—	$675,979
International	131,320	1,701	209,630	—	342,651
Corporate	(66,080)	538	—	—	(65,542)
Other operating income – net	11,824	—	—	(11,824)	—
Consolidated	$555,258	$10,171	$399,483	$(11,824)	$953,088

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

Revenue	$785,525	$936,726	(16%)	$3,289,287	$3,281,836	0%
Excluding: Foreign exchange decrease (increase)	55,213	—		(62,594)	—
Revenue excluding effects of foreign exchange	$840,738	$936,726	(10%)	$3,226,693	$3,281,836	(2%)

International revenue	$443,337	$531,887	(17%)	$1,859,029	$1,796,778	3%
Excluding: Foreign exchange decrease (increase)	51,826	—		(60,421)	—
International revenue excluding effects of foreign exchange	$495,163	$531,887	(7%)	$1,798,608	$1,796,778	0%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

Expense	$626,290	$621,701	1%	$2,488,506	$2,272,839	9%
Excluding: Foreign exchange decrease (increase)	47,637	—		(52,139)	—
Expense excluding effects of foreign exchange	$673,927	$621,701	8%	$2,436,367	$2,272,839	7%

International expense	$384,227	$398,832	(4%)	$1,588,091	$1,455,828	9%
Excluding: Foreign exchange decrease (increase)	44,872	—		(50,664)	—
International expense excluding effects of foreign exchange	$429,099	$398,832	8%	$1,537,427	$1,455,828	6%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

OIBDAN	$141,239	$297,067	(52%)	$741,325	$953,088	(22%)
Excluding: Foreign exchange decrease (increase)	7,576	—		(10,455)	—
OIBDAN excluding effects of foreign exchange	$148,815	$297,067	(50%)	$730,870	$953,088	(23%)

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

OIBDAN	$141,239	$297,067	(52%)	$741,325	$953,088	(22%)
Non-cash compensation expense	2,454	3,186		11,589	10,171
Depreciation & amortization	143,698	105,867		472,350	399,483
Impairment charge	3,217,649	—		3,217,649	—
Other operating income – net	3,342	3,114		15,848	11,824
Operating Income	(3,219,220)	191,128		(2,944,415)	555,258

Interest expense	43,223	37,695		161,650	157,881
Loss on marketable securities	59,842	—		59,842	—
Equity in earnings (loss) of nonconsolidated affiliates	(1,162)	2,293		68,733	4,402
Other (expense) income– net	13,091	6,302		25,479	10,113
Income (loss) before income taxes and minority interest	(3,310,356)	162,028		(3,071,695)	411,892
Income tax (expense) benefit:
Current	8,077	(29,117)		(27,126)	(111,726)
Deferred	268,932	(18,537)		247,445	(34,915)
Income tax (expense) benefit	277,009	(47,654)		220,319	(146,641)
Minority interest income (expense), net of tax	3,896	(7,781)		293	(19,261)

Net income (loss)	$(3,029,451)	$106,593		$(2,851,083)	$245,990

Reconciliation of Net Income (Loss) and Diluted Earnings per Share (“EPS”)

(In millions, except per share data)	Three Months Ended December 31, 2008		Three Months Ended December 31, 2007
	Net Income (Loss)	EPS	Net Income (Loss)	EPS
Reported Amounts	$(3,029.5)	$(8.53)	$106.6	$0.30
Impairment of goodwill and intangible assets – after tax	2,937.0	8.27	—	—
Impairment of securities	59.8	0.17	—	—
Restructuring charges – after tax	24.2	0.07
Amounts excluding certain items	$(8.5)	$(0.02)	$106.6	$0.30

(In millions, except per share data)	Year Ended December 31, 2008		Year Ended December 31, 2007
	Net Income (Loss)	EPS	Net Income (Loss)	EPS
Reported Amounts	$(2,851.1)	$(8.03)	$246.0	$0.69
Impairment of goodwill and intangible assets – after tax	2,937.0	8.27	—	—
Impairment of securities	59.8	0.17	—	—
Loss on impairment of non-consolidated affiliate	9.0	0.03	—	—
Restructuring charges – after tax	24.2	0.06	—	—
Less: Gain on disposition of asset	(75.6)	(0.21)	—	—
Amounts excluding certain items	$103.3	$0.29	$246.0	$0.69

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007 or the Company’s Annual Report on Form 10-K for the period ended December 31, 2008, which should be filed in the near-term. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:
Clear Channel Outdoor Holdings, Inc.
Investors:
Randy Palmer, 210-832-3315
Senior Vice President of Investor Relations
or
Media:
Lisa Dollinger, 210-832-3474
Chief Communications Officer
www.clearchanneloutdoor.com.